Exhibit 99.1

Dun & Bradstreet Announces Leadership Changes to

Board of Directors

CEO Robert Carrigan appointed Chairman;

Thomas Manning appointed Lead Director;

Christopher Coughlin to retire from Board of Directors after 12 years of service

SHORT HILLS, N.J. — December 7, 2016 — Dun & Bradstreet today announced changes to leadership roles within its board of directors effective immediately. In addition to his role as Chief Executive Officer, Robert Carrigan has been appointed as Chairman of the Dun & Bradstreet Board of Directors, replacing Christopher Coughlin who served as Chairman of the Board since October 2013. Coughlin will serve out his term as a member of the Dun & Bradstreet Board of Directors before retiring in May 2017, immediately prior to the Annual Meeting of Shareholders. Thomas Manning has been appointed Lead Director and Chairman of the Nominating & Governance Committee.

“Since his arrival at Dun & Bradstreet, Bob has exhibited a passionate leadership and innovative vision that has set the company on its path toward meaningful and sustainable growth,” said Coughlin. “From modernizing the brand and revitalizing the company culture, to expanding the company’s addressable market and solutions roadmap, he is transforming this company to be more relevant, modern and essential than ever before. In addition, with the acquisitions and integrations of Credibility Corp. and NetProspex, Inc. now complete, this is the right time to transition leadership of the Dun & Bradstreet Board of Directors to Bob, who has ably led this company since becoming CEO in October 2013.”

“I want to thank Chris for his years of commitment and dedicated leadership as a board member and Chairman of Dun & Bradstreet and its Board of Directors,” said Carrigan. “His vast business experience, guidance, and partnership were critical in supporting the transformation of our company over the past three years, in particular. But it was Chris’ humility, fairness and integrity that helped us build a diverse, global and inclusive Board of Directors at Dun & Bradstreet that inspires us to think differently and has helped the company grow. I am grateful that he has been a steward and champion of the Dun & Bradstreet brand, a friend to our company, and a mentor to me.”

Coughlin was elected to the Board in 2004, and served as Lead Director from 2010 to 2013, when he was named Chairman. He remains a member of the Nominating & Governance Committee and Compensation & Benefits Committee until May 2017. Coughlin was honored in 2015 as Director of the Year by the National Association of Corporate Directors (NACD).

“With his incredible depth of experience in management consulting, global business operations, private equity and corporate governance, Tom Manning is ideally suited to serve as Dun & Bradstreet’s Lead Director,” said Coughlin. “I am confident that he will continue to provide the leadership, guidance and partnership that Bob and Dun & Bradstreet require as they embark on the next phase of their growth journey.”

Manning has served as a director of Dun & Bradstreet since June 2013 and is currently a member of the Audit Committee and Innovation & Technology Committee. He will also join the Nominating & Governance Committee as Chair, effective immediately. Manning is a Lecturer in Law at the University of Chicago Law School and previously served as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited and Indachin Limited. He also held senior executive positions with Capgemini, Ernst & Young, Bain & Company, and McKinsey & Company. Manning serves as director to public companies CommScope Holding Company, Inc. and Clear Media Limited. He previously served as a director of iSoftStone Holdings Limited, Asiainfo-Linkage, Gome Electrical Appliances Company, and Bank of Communications Co., Ltd. He recently earned a National Association of Corporate Directors (NACD) Fellowship, considered the Gold Standard Director Credential®, during the third quarter of 2016.

About Dun & Bradstreet

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect our customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBUS.

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Contacts:

Media -
Emile Lee	Deborah McBride
Dun & Bradstreet	Dun & Bradstreet
(973) 921-5525	(973) 921-5714
leee@dnb.com	mcbrided@dnb.com

Investors -
Kathy Guinnessey
Dun & Bradstreet
973-921-5892
Kathy.guinnessey@dnb.com